EXHIBIT 99.1

National Western Life Group, Inc. Announces 2021 Third Quarter Earnings

Austin, Texas, November 8, 2021 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today third quarter 2021 consolidated net earnings of $39.8 million, or $11.27 per diluted Class A common share, compared with consolidated net earnings of $10.8 million, or $3.06 per diluted Class A common share, for the third quarter of 2020. For the nine months ended September 30, 2021, the Company reported consolidated net earnings of $151.9 million, or $42.95 per diluted Class A common share, compared with $57.2 million, or $16.17 per diluted Class A common share, a year ago. The Company's book value per share as of September 30, 2021 was $703.03.

Mr. Moody indicated that the Company's sales continue to rebound from the pandemic affected results of 2020. The Company reported total life and annuity sales increased 18% in the quarter ended September 30, 2021 compared to the third quarter of 2020, and 35% in the nine months ended September 30, 2021 versus the comparable period in 2020. Commenting on the Company's sales, Mr. Moody stated, "Revenues from product sales in 2021 continue to outperform compared to last year. Both of our segments, life insurance and annuities, are exhibiting solid growth with new product offerings slated for release in the coming quarters." Mr. Moody added, "Our total revenues are subject to period-to-period variability due to fair market value accounting adjustments on investments and certain policy liabilities, but core product generated revenues remain steady."

The Company's net earnings for the first nine months increased 166% over the net earnings reported in the first nine months of 2020. Mr. Moody observed, "We have reported in prior quarters the beneficial impact of our use of reinsurance and changes made in our product hedging strategies to bottom line results. In the current quarter, our annual review of actual product performance versus pricing and other actuarial assumptions yielded favorable adjustments to reported policy benefits and expenses which was not the outcome in the third quarter last year." Mr. Moody noted that incremental death claim benefits continue to be incurred due to the pandemic. "Death claims due to COVID-19 are offsets to the otherwise positive experience of our book of business and it is difficult to estimate what the tail of reported COVID claims will end up looking like."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At September 30, 2021, the Company maintained consolidated total assets of $14.4 billion, consolidated stockholders' equity of $2.6 billion, and combined life insurance in force of $21.1 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.

News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Revenues:
Revenues, excluding investment and index option	$147,586	165,132	527,108	493,410
gains (losses)
Realized and unrealized gains (losses) on index options	2,284	31,520	70,474	(34,865)
Realized gains on investments	5,011	6,050	9,842	12,660
Total revenues	154,881	202,702	607,424	471,205

Benefits and expenses:
Life and other policy benefits	70,633	26,940	144,426	94,005
Amortization of deferred transaction costs	(8,389)	50,800	46,723	111,937
Universal life and annuity contract interest	11,663	85,879	134,481	119,625
Other operating expenses	30,793	25,754	90,596	74,730
Total benefits and expenses	104,700	189,373	416,226	400,297

Earnings before income taxes	50,181	13,329	191,198	70,908
Income tax expense	10,341	2,504	39,329	13,732
Net earnings	$39,840	10,825	151,869	57,176

Net earnings attributable to Class A shares	$38,713	10,519	147,574	55,560

Diluted Earnings Per Class A Share	$11.27	3.06	42.95	16.17

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			September 30,	December 31,
			2021	2020

Book value per share			$703.03	698.50
Less: Per share impact of accumulated other comprehensive income			71.52	108.75
Book value per share, excluding accumulated other comprehensive income *			$631.51	589.75

*	Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $260.0 million at September 30, 2021 and $395.4 million at December 31, 2020. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com